Exhibit 23.1

Ria Grant Thornton S.p.A. Via Maragliano, 6 50144 Firenze T +39 055 480112

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated September 29, 2025, with respect to the financial statements of Società Sportiva Juve Stabia s.r.l., included in the Form 6-K of Brera Holding PLC. filed on October 24, 2025. We consent to the incorporation by reference of said report in the Registration Statement of Brera Holding PLC. on Form F-3 (File No. 333-276870).

RIA GRANT THORNTON SPA

Ria Grant Thornton S.P.A

Florence, Italy

October 24, 2025

Società di revisione ed organizzazione contabile Sede Legale: Via Melchiorre Gioia n .8 – 20124 Milano - Iscrizione al registro delle imprese di Milano Codice Fiscale e P.IVA n.02342440399 - R.E.A. 1965420. Registro dei revisori legali n.157902 già iscritta all’Albo Speciale delle società di revisione tenuto dalla CONSOB al n. 49 Capitale Sociale: € 1.832.610,00 interamente versato Uffici: Ancona-Bari-Bologna-Cagliari-Firenze-Milano-Napoli-Padova-Palermo-Perugia-Rimini-Roma-Torino-Trento-Treviso. Grant Thornton refers to the brand under which the Grant Thornton member firms provide assurance, tax and advisory services to their clients and/or refers to one or more member firms, as the context requires. Ria Grant Thornton spa is a member firm of Grant Thornton International Ltd (GTIL). GTIL and the member firms are not a worldwide partnership. GTIL and each member firm is a separate legal entity. Services are delivered by the member firms. GTIL does not provide services to clients. GTIL and its member firms are not agents of, and do not obligate one another and are not liable for one another’s acts or omission	www.ria-grantthornton.it